Exhibit 23
Consent of Independent Registered Public Accounting Firm

Consent of Independent Registered Public Accounting Firm
Administrative Committee of
     Sterling Bancorp/Sterling National Bank 401(k) Plan:
We consent to the incorporation by reference in the Registration Statement (No. 333-97009) on Form S-8 of Sterling Bancorp of our report dated June 30, 2008, relating to the statements of net assets available for plan benefits of the Sterling Bancorp/Sterling National Bank 401(k) Plan as of December 31, 2007 and 2006, and the related statements of changes in net assets available for plan benefits for the years then ended, and the related supplemental Schedule H, line 4i — Schedule of Assets (Held at End of Year) and Schedule H, Line 4a — Schedule of Non-Exempt Transactions for Delinquent Participant Contributions, which report appears in the December 31, 2007 annual report on Form 11-K of the Sterling Bancorp/Sterling National Bank 401(k) Plan.
/s/ KPMG LLP
New York, New York
June 30, 2008